     As filed with the Securities and Exchange Commission on July 2, 1999
                                                     Registration No. 333-39115

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                        POST-EFFECTIVE AMENDMENT NO. 3
                                  ON FORM S-3
                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              Aqua Alliance Inc.
             (formerly named Air & Water Technologies Corporation)
            (Exact Name of Registrant as Specified in Its Charter)
                            30 Harvard Mill Square
       Delaware         Wakefield, Massachusetts 01880         13-341875
   (State or Other              (781) 246-5200              (I.R.S. Employer
   Jurisdiction of                                           Identification
                                                                Number)
              (Address, Including Zip Code, and Telephone Number,
   Incorporation or
    Organization)
       Including Area Code, of Registrant's Principal Executive Offices)
                                ---------------
                           Neil Lawrence Lane, Esq.
                            Vice President, General
                             Counsel and Secretary
                               800 Third Avenue
                              New York, New York
                                (212) 702-3184
               (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent For Service)
                                ---------------
                                  Copies to:
                            Martha E. McGarry, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                           New York, New York 10022
                                (212) 735-3000
                                ---------------
  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this amendment to the Registration
Statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
 Title of
  Shares      Amount   Proposed Maximum
  To Be       To Be    Aggregate Price      Proposed Maximum        Amount of
Registered  Registered     Per Unit     Aggregate Offering Price Registration Fee
---------------------------------------------------------------------------------
  N/A(1)      N/A(1)        N/A(1)               N/A(1)               N/A(1)
---------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) No additional securities are to be registered and the registration fee previously has been paid. Therefore, no further registration fee is required.
                                ---------------
  The registrant hereby amends this post-effective amendment to the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this post-effective amendment to the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the post-effective amendment to the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This amendment is being filed as the third post-effective amendment to the Registration Statement on Form S-1 (No. 333-39115) of Aqua Alliance Inc., which was declared effective on January 30, 1998 (the "Registration Statement"). The first post-effective amendment to the Registration Statement was filed with the Securities and Exchange Commission on April 10, 1998 and was numbered "Amendment No. 3." The second post-effective amendment to the Registration Statement was filed with the Securities and Exchange Commission on May 6, 1999 and was numbered "Post-Effective Amendment No. 4." This amendment has been numbered "Post-Effective Amendment No. 3" to correctly reflect that it is the third post-effective amendment to the Registration Statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the post-effective amendment to the           +
+registration statement filed with the Securities and Exchange Commission is + +effective. This prospectus is not an offer to sell these securities and it is + +not soliciting an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION DATED July 2, 1999.

Prospectus

                                3,949,099 shares

                                Aqua Alliance Inc.
             (formerly named Air & Water Technologies Corporation)

          Class A common stock issuable upon the exercise of warrants

                                 ------------

  Aqua Alliance Inc. is offering to holders of its warrants to purchase shares of its class A common stock, par value $.001 per share, 3,949,099 shares of class A common stock. The exercise price for the warrants is $2.50 per share. We may adjust the exercise price in accordance with the terms of the warrant agreement.

  The class A common stock is traded on the American Stock Exchange, Inc. under the symbol "AAI."

  Before you decide whether or not to exercise any warrants, we urge you to carefully consider the factors set forth in "Risk Factors" beginning on page 7.

 NEITHER  THE SECURITIES  AND  EXCHANGE COMMISSION  NOR  ANY STATE  SECURITIES
  COMMISSION HAS  APPROVED OR DISAPPROVED  OF THESE SECURITIES  OR DETERMINED
    IF THIS PROSPECTUS IS  TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO  THE
     CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  Warrant Exercise Discounts and Proceeds to the
                                      Price(1)      Commissions      Company
--------------------------------------------------------------------------------
Per share........................      $2.50           None           $2.50
--------------------------------------------------------------------------------
Total............................  $9,872,747.50       None       $9,872,747.50

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1)Subject to adjustment as provided in the warrant agreement.

                                 ------------

                  The date of this prospectus is      , 1999.

                             About this prospectus

  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. You should read this prospectus together with additional information described under the heading "Where you can find more information about us."

                 Where you can find more information about us

  We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at:

      Securities and Exchange Commission
      450 Fifth Street, N.W.
      Room 1024
      Washington, D.C. 20549

and at the following regional offices of the Securities and Exchange
Commission:

      Northeast Regional Office
      7 World Trade Center
      13th Floor
      New York, New York 10048

and

      Midwest Regional Office
      Citicorp Center
      500 West Madison Street
      Suite 1400
      Chicago, Illinois 60661-2511

You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that web site is http://www.sec.gov. Our class A common stock and warrants are listed on the American Stock Exchange, and our reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

  This prospectus is part of a post-effective amendment to a registration statement filed by us with the SEC. You can obtain the full registration statement (including all amendments) from the SEC as described above or from us. Some statements contained in this prospectus as to the contents of contracts or other documents summarize all material elements of the relevant contracts or other documents. In each instance, reference is made to the copy of the contract or other document and the statements are qualified in all respects by this reference. We urge you to read the copy of the contract or other document.

  The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the following documents previously filed with the SEC pursuant to the Securities Exchange Act of 1934:

    (1) Our Annual Report on Form 10-K for the fiscal year ended October 31, 1998, filed with the SEC on February 1, 1999;

    (2) Our Quarterly Report on Form 10-Q for the quarter ended January 31, 1999, filed with the SEC on March 17, 1999;

    (3) Our Quarterly Report on Form 10-Q for the quarter ended April 30, 1999, filed with the SEC on June 14, 1999;

    (4) Our Current Reports on Form 8-K, filed with the SEC on November 10, 1998, March 5, 1999, April 1, 1999 and April 6, 1999; and

    (5) Our Proxy Statement on Schedule 14A, filed with the SEC on June 10, 1999, with respect to our 1999 Annual Meeting of Stockholders.

  In addition, all documents we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of the offering, shall be deemed to be incorporated by reference into the prospectus.

  We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus, without charge, upon written or oral request, to Aqua Alliance Inc., 30 Harvard Mill Square, Wakefield, Massachusetts 01880, Attention:
Robert S. Volland, telephone: (781) 246-5200.

                               Prospectus Summary

  This summary highlights information about us and the offer which is contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all the information that is important to you. You should read the entire prospectus before making a decision to exercise your warrants.

                              About Aqua Alliance

  Aqua Alliance Inc., formerly named Air & Water Technologies Corporation, is an integrated single source provider of services and solutions for the water and wastewater and hazardous waste remediation markets. Through our subsidiaries, we provide a comprehensive range of services and technologies directed principally at providing complete services for:

  . the operation, maintenance, and management of water and wastewater treatment systems;

  .  engineering, design and construction of water and wastewater facilities;
     and

  .  the remediation of hazardous waste.

  We believe we provide a complement of products and services that satisfy the environmental and essential services needs of our targeted client base. We market our products and services through two widely recognized trade names:
Professional Services Group for the operation, maintenance and management of water and wastewater treatment systems; and Metcalf & Eddy for water, wastewater and hazardous waste engineering and consulting services. PSG provides operation, maintenance, and management services for treatment systems in various water, wastewater, sludge and biosolids waste management markets. M&E provides its clients with a broad spectrum of environmental consulting services, including engineering studies and design, project management, site evaluation, environmental assessment and master planning.

  As part of our revised business strategy to redeploy our capital to our core water businesses, on December 2, 1997, we announced our decision to divest our Research-Cottrell business. Research-Cottrell designed and developed products and technologies targeted at specific client needs such as air pollution control equipment. During the course of fiscal 1998, we divested a major portion of the Research-Cottrell business. On January 19, 1999, we completed the divestiture with the sale of Regenerative Environmental Equipment Company, Inc.

  We provide our full range of services to predominantly the following customer sectors: governmental entities, including municipalities, and state and federal agencies; and specific industrial categories, such as petroleum refining, pulp and paper, pharmaceutical, chemical, primary and secondary metals, food processing, and textile manufacture.

  Our principal executive offices are located at 30 Harvard Mill Square, Wakefield, Massachusetts 01880, telephone: (781) 246-5200.

                                  Risk factors

  You should carefully examine all the information contained in this prospectus and should carefully consider the factors set forth under the caption "Risk factors" in evaluating an investment in the class A common stock. In particular, you should consider the factors that could adversely affect our results of operations and financial condition, such as:

  . our history of operating losses,

  . our dependency on key projects and government contracts, including a contract with the Puerto Rico Aqueduct and Sewer Authority (PRASA) which accounted for 24% of our total sales in fiscal 1998,

  . our ability to continue to implement our revised business strategy and realize the anticipated benefits of the strategy,

  . restrictions imposed by the terms of our bank credit facility,

  . potential litigation liability, and

  . our relationship with Vivendi, a French company and the beneficial owner, as of the date of this prospectus, of approximately 83.0% of the class A common stock.

                           Relationship with Vivendi

  As of the date hereof, Vivendi beneficially owns, through its indirect wholly-owned subsidiary, Vivendi North America Operations, Inc., approximately 83.0% of the class A common stock. In addition, pursuant to our investment agreement with Vivendi, Vivendi received the right to designate as members of our board of directors (and all committees thereof, other than the special committee) at least that number of directors that is proportionate to the aggregate voting power represented by the shares of stock beneficially owned by Vivendi (subject to a minimum of three independent directors on the board). We have also agreed in the investment agreement that Vivendi will have the right to designate the chairman of our board of directors, our chief executive officer and our chief financial officer. In addition, our bank credit facility requires Vivendi to maintain its support of us, including a minimum 48% voting equity ownership interest in us and its right to designate at least 48% of our board of directors as well as our chief executive officer and our chief financial officer. The investment agreement also regulates some transactions between us and Vivendi and its subsidiaries. As a result of its ownership interest, its representation on our board of directors and other business relationships, Vivendi exercises significant influence on us and our governance structure. See "Risk factors--Vivendi is a controlling stockholder and exercises significant influence on us."

  On March 22, 1999, Vivendi announced that it had agreed to acquire United States Filter Corporation. USFilter is the leading global provider of commercial, industrial, municipal and residential water and wastewater treatment systems, products and services. USFilter is also a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. On April 1, 1999, Vivendi submitted to members of a special committee of our board of directors a proposal to take us private for $2.00 per share in cash for each outstanding share of class A common stock. The formation of the special committee, composed of our two independent directors, has been formally authorized by our board of directors for the purpose of examining issues arising from the announcement of March 22 by Vivendi that it had agreed to acquire USFilter. See "Risk factors--Vivendi is a controlling stockholder and exercises significant influence on us." Six purported class action complaints relating to Vivendi's April 1 proposal have been filed in the Delaware Court of Chancery against us, Vivendi, Vivendi North America Company or Vivendi North America Operations, and each of the members of our board of directors. See "Risk factors--We have potential litigation liability."

                                  The warrants

The warrants............  In connection with the recapitalization completed on
                          March 11, 1998, we issued 3,949,099 warrants. The warrants, when exercised, entitle the holders to purchase, in the aggregate, up to 3,949,099 shares of class A common stock. See "Description of warrants-- General."

Expiration date.........  The warrants expire on March 11, 2001. See
                          "Description of warrants--General."

Exercise................  Each warrant entitles the holder, subject to some conditions, to purchase, at any time and from time to time prior to March 11, 2001, one share of class A common stock at a price equal to $2.50 per share. We may adjust this price from time to time upon the occurrence of some changes in class A common stock. See "Determination of warrant exercise price," "Description of warrants--General" and "Description of warrants--Adjustments."

Rights as                 Holders of warrants do not have any rights as
 stockholders...........  stockholders of Aqua Alliance. See "Description of warrants--General."

Registration of           Holders of warrants will be able to exercise their
 underlying shares......  warrants only if:

                          either

                          . the registration statement is then in effect and we
                            have delivered to each person exercising a warrant a current prospectus meeting the requirements of the Securities Act, or

                          . the exercise of the warrants is exempt from the
                            registration requirements of the Securities Act,

                          and

                          . the shares underlying the warrants are qualified
                            for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the warrants reside.

                          Subject to the periods described in the warrant agreement, we will use our commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the expiration or exercise of all warrants in order to permit the prospectus included in the registration statement to be lawfully delivered. See "Description of warrants--Registration of shares underlying warrants" and "Risk factors--There are restrictions on your ability to exercise your warrants."

Transfer                  The warrants are freely transferable and are listed
 restrictions/listing...  on the American Stock Exchange under the symbol
                          "AAI.WS." See "Description of warrants--Transfer restrictions; listing."

Warrant agent...........  First Chicago Trust Company of New York. See
                          "Description of warrants."

  For additional information concerning the warrants and the common stock, see "Description of warrants" and "Description of capital stock."

                                 Risk factors

  Each prospective purchaser should carefully examine all the information contained in this prospectus and should give particular consideration to the following factors in evaluating an investment in the class A common stock:

We have historically experienced net losses

  We have experienced net losses on a historical basis and may incur net losses in the future. We incurred net losses of approximately $12.9 million for the six months ended April 30, 1999, and approximately $50.0 million, $160.6 million, $5.3 million, $8.0 million and $261.8 million for the fiscal years ended October 31, 1998, 1997, 1996, 1995 and 1994, respectively. The amount of our net loss for the fiscal year ended October 31, 1997 was primarily the result of some operating charges and asset write-offs taken in connection with our decision to divest the Research-Cottrell businesses. The amount of our net loss for the fiscal year ended October 31, 1994, is attributable in part to the impact of unusual charges, losses from discontinued operations and an extraordinary loss in the amount of $224.5 million for the period. There can be no assurance as to when, if ever, we will be profitable.

We are dependent on key projects and government contracts

  In any given period, a substantial percentage of our sales is dependent upon several large projects. To the extent that these projects are canceled or substantially delayed and not replaced, it could have a material adverse impact on our sales and earnings. Furthermore, approximately 86% of our fiscal year 1998 gross revenues were derived from contracts with federal, state, municipal and other governmental agencies. The termination of any of our significant contracts with these governmental agencies, or the failure to obtain either extensions or renewals of some existing contracts or additional contracts with these governmental agencies, could have a material adverse effect on our earnings and business.

  One of these large projects and significant contracts is our contract with the Puerto Rico Aqueduct & Sewer Authority (PRASA), a public corporation of the Commonwealth of Puerto Rico, providing for the operation, management, repair and maintenance of a significant portion of Puerto Rico's water and sewage treatment system. A wholly-owned subsidiary of PSG commenced operations under this contract in September 1995 and the contract was assigned to us and Compagnie Generale des Eaux-Sahide, a wholly-owned subsidiary of Vivendi, as joint operators, on September 15, 1998. During the fiscal years ended October 31, 1998 and 1997, respectively, the contract with PRASA accounted for 24% and 23% of our total sales. The contract's profitability is contingent upon achieving contract incentives. Our performance obligations to PRASA under the contract are secured by a performance bond issued by an independent surety company and a limited guarantee in favor of PRASA by Vivendi. PRASA has a one-time option to terminate the contract on September 1, 2000, upon ninety-days' written notice. Although no assurances can be given, management expects that this contract will not be prematurely cancelled but will remain in effect through its full term of August 31, 2001.

A wholly-owned subsidiary of Vivendi has guaranteed certain of our obligations to USF&G

  Vivendi North America Company, an indirect wholly-owned subsidiary of Vivendi, has partially indemnified United States Fidelity and Guaranty Company and certain of its affiliates under the master surety agreement pursuant to which USF&G has provided bid, performance and/or payment bonds in support of our client contractual requirements. USF&G was recently acquired by the St. Paul Fire and Marine Insurance Company. We are often required to procure bid, performance and/or payment bonds from surety companies, particularly for clients in the public sector. See "--We are dependent on key projects and government contracts."A bid bond guarantees that we will enter an awarded contract at the price bid; a performance bond guarantees performance of the contract by us; and a payment bond (which may or may not be issued in conjunction with a performance bond) secures our payment obligations to our subcontractors and vendors under bonded contracts. There can be no assurance that USF&G will continue to provide bid, performance and/or payment bonds without a similar indemnity from Vivendi or one of its affiliates.

Failure to successfully implement our revised business strategy may adversely affect our future results

  We are continuing to implement our revised business strategy to redeploy our capital to our core water businesses. As part of this strategy, in January 1999, we completed the divestiture of our Research-Cottrell businesses. Although management believes that current provisions for the liquidation of Research-Cottrell are adequate, the estimated loss on disposal and losses through disposition may change in the near-term based on the final resolution of any retained liabilities.

  In addition, management is continuing to implement the next stages of our strategy which consist of the reorganization and streamlining of our operations. As part of this reorganization, we changed our corporate name to reflect our dedication to the water business and the relationship formed with our clients, moved our headquarters to Wakefield, Massachusetts, have been organized into four operating regions and have consolidated certain corporate functions in order to decrease costs, improve efficiencies and optimize business development. Although the reorganization is expected to result in improved operating performance and cash flow, there can be no assurance that these results will be realized. In addition, our revised business plans include assumptions relating to growth initiatives which may require significant up-front investments including capital improvements, upgrades or other investments. There can be no assurance that these assumptions will be realized, and the failure to achieve these assumptions could have a material adverse effect on our ability to implement successfully our revised business strategy. In addition, significant investments may be required in the near term due to current growth initiatives and we will require additional financial resources to develop and support our businesses, to undertake related long-term capital expenditures or other investments and to participate in the emerging privatization market in the wastewater management industry. Our ability to access capital for these requirements, whether through access to the capital markets, a potential investment fund or off-balance sheet funding vehicle or Vivendi, may have a significant impact on the successful implementation of our business plans. Our inability to implement all stages of our revised business strategy or realize the anticipated benefits of our revised business strategy may have a material adverse effect on our results of operations and financial condition.

Our bank credit facility imposes restrictions on us and is scheduled to expire in December 1999

  We maintain a $50 million secured bank credit facility with Societe Generale, New York Branch. As of June 1, 1999, we had no borrowings under the bank credit facility and outstanding letters of credit under the bank credit facility totaled $18.6 million (unused capacity of $31.4 million). The bank credit facility is primarily designed to finance working capital requirements, subject to some limitations, and to provide for the issuance of letters of credit. The bank credit facility is scheduled to expire in December 1999. We intend to enter into discussions regarding the establishment of a new credit facility prior to the maturity of the existing bank credit facility. The replacement of the bank credit facility is anticipated to enable us to meet our long-term operating requirements. In the event we are unable to replace the existing bank credit facility, our financial condition and liquidity could be adversely affected.

  In addition, the existing bank credit facility contains financial and other restrictive covenants, including, among other things, the maintenance of financial ratios and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. The bank credit facility is secured by a fixed security interest in substantially all of our assets. Our ability to comply with the financial and other covenants in the bank credit facility will be dependent upon our future performance and market conditions, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond our control. In addition, some of our other financial and non-financial obligations contain cross-default or acceleration provisions. In the event that we are unable to comply with the financial and other covenants in the bank credit facility and are unable to amend the bank credit facility or receive a waiver of our compliance with these covenants, our financial condition and liquidity could be adversely affected.

We have potential litigation liability

  In connection with a broad investigation by the U.S. Department of Justice into alleged illegal payments by various persons to members of the Houston City Council, our subsidiary, PSG, received a federal grand jury subpoena on May 31, 1996, requesting documents regarding some PSG consultants and representatives who had been retained by PSG to assist it in advising the City of Houston regarding the benefits that could result from the privatization of Houston's water and wastewater system. PSG has cooperated and continues to cooperate with the Department of Justice which has informed us that it is reviewing transactions among PSG and its consultants. We promptly initiated our own independent investigation into these matters and placed PSG's then chief executive officer on administrative leave of absence with pay. This chief executive officer, who has denied any wrongdoing, resigned from PSG on December 4, 1996. In the course of our ongoing investigation, we became aware of questionable financial transactions with third parties and payments to some PSG consultants and other individuals, the nature of which requires further investigation. We have brought these matters to the attention of the Department of Justice and continue to cooperate fully with its investigation. No charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or other government authority. However, since the government's investigation is still underway and is conducted largely in secret, no assurance can be given as to whether the government authorities will ultimately determine to bring charges or assert claims resulting from this investigation that could implicate or reflect adversely upon or otherwise have a material adverse effect on the financial position or results of operations of PSG or Aqua Alliance taken as a whole.

  The City of Bremerton, Washington brought a contribution and contract action against Metcalf & Eddy Services, Inc., the operator of a city-owned wastewater treatment plant from 1987 until late 1995. The action arises from two prior lawsuits against the city for alleged odor nuisances brought by two groups of homeowners neighboring the plant. In the first homeowners' suit, the city paid $4.3 million in cash and approximately $5 million for odor control technology to settle the case. M&E Services understands the odor control measures generally have been successful and the odors have been reduced as a result. M&E Services was not a party to the first homeowners' suit, which has been dismissed with prejudice as to all parties. In the settlement of the second homeowners' case, the City of Bremerton paid the homeowners $2.9 million, and M&E Services contributed $0.6 million to the settlement without admitting liability. All claims raised by the homeowners in the second suit have been resolved. All claims by and between M&E Services and the city in the second homeowners' suit were expressly reserved.

  At trial, which commenced on March 2, 1998, the city sought to recover the amounts it expended on the two settlements, damages for M&E Services' alleged substandard operation of the plant, and attorney's fees. The damages claimed exceeded $14 million. On April 22, 1998, the jury returned a verdict against M&E Services and in favor of the city in the net amount of approximately $0.6 million. After considering various motions by the city challenging the verdict and its amount, on June 26, 1998, the trial court entered final judgement against M&E Services and in favor of the city in the net amount of approximately $0.75 million. Both sides have appealed. The appellate court could increase or decrease the judgement by $2.0 million or more or remand the case for a new trial. No assurances can be given that, as a result of further court proceedings, an adverse judgement would not have a material adverse effect on our financial position or results of operations.

  On October 14, 1997, Research-Cottrell, Inc. (now known as AWT Air Company, Inc.) and its subsidiary, Research-Cottrell Belgium, S.A. (now known as AWT Air Company (Belgium) S.A.) were named in a lawsuit by N.V. Seghers Engineering filed in the Commercial Court in Mechelen, Belgium. Seghers is AWT Belgium's joint venture partner on two large pollution control projects. The suit claims damages of approximately $13 million allegedly resulting from AWT Belgium's breach of contract and substandard performance. Damages claimed in the lawsuit consist not only of Seghers' alleged cost to repair the AWT Belgium equipment, but also lost profits, damages to business reputation, theft of employees (AWT Belgium hired two former Seghers employees), increased costs arising out of the failure to gain timely acceptance of the two plants, excessive payments to AWT Belgium due to alleged unfair pricing practices by AWT Belgium and other miscellaneous interest charges and costs. Seghers has also filed a suit in Belgium against AWT Belgium, Hamon Research-Cottrell (Belgium) S.A., the purchaser of AWT Belgium's assets, and related entities, claiming that the sale of AWT Belgium would operate as a fraud and deprive Seghers of its rightful recovery in the litigation. The cases involve complex technical and legal issues. Nevertheless, we deny liability to Seghers and, based upon the information currently available, believe Seghers' claimed damages are grossly inflated. In addition, we believe we have counterclaims based upon Seghers' breaches of contract.

  The United States Attorney's Office in Boston, Massachusetts is conducting an investigation of certain entertainment and travel payments allegedly made to Egyptian officials between 1994 and 1996 by our subsidiary, Metcalf & Eddy International, Inc. (which was merged into its parent, Metcalf & Eddy, Inc.), while Metcalf & Eddy International, Inc. was performing services in Egypt pursuant to contracts with the United States Agency for International Development. M&E has cooperated and continues to cooperate fully with the U.S. Attorney's Office. No charges of wrongdoing have been brought against M&E or any M&E executive or employee by any grand jury or other government authority. To date, the government has advised M&E that it has made no decision as to how it will proceed.

  Six purported class action complaints relating to Vivendi's April 1 proposal to take us private have been filed in the Delaware Court of Chancery against us, Vivendi, Vivendi North America Company or Vivendi North America Operations, and each of the members of our board of directors. See "--Vivendi is a controlling stockholder and exercises significant influence on us." The complaints allege, among other things, that the consideration proposed to be paid by Vivendi for the shares of class A common stock is grossly inadequate and that the terms of the proposed transaction are unfair to our public stockholders. The complaints seek preliminary and permanent injunctive relief, recission in the event that the transaction is consummated and compensatory damages. The special committee is in the process of reviewing the going private proposal from Vivendi. We believe that the claims are meritless and intend to defend them vigorously.

  We and our subsidiaries are parties to various other legal actions and government audits arising in the normal course of their businesses, some of which involve claims for substantial sums. We believe that the disposition of these actions and audits, individually or in the aggregate, will not have an adverse effect on our consolidated financial position or results of operations. Moreover, as a general matter, providers of services similar to those provided by us may be subject to lawsuits alleging negligence or other similar claims and environmental liabilities, which may involve claims for substantial damages. Damages assessed in connection with and the costs of defending these actions could be substantial. Our management believes that the levels of insurance coverage are adequate to cover currently estimated exposures. Although we believe that we will be able to obtain adequate insurance coverage in the future at acceptable costs, there can be no assurance that we will be able to obtain coverage or will be able to do so at an acceptable cost or that we will not incur significant liabilities in excess of policy limits.

Vivendi is a controlling stockholder and exercises significant influence on us

  Vivendi, through its indirectly wholly-owned subsidiary, Vivendi North America Operations, Inc., beneficially owns shares of class A common stock representing approximately 83.0% of the class A common stock (and voting power) of Aqua Alliance. Vivendi does not beneficially own any warrants. In addition, pursuant to our investment agreement with Vivendi, Vivendi received the right to designate as members of our board of directors (and all committees thereof, other than the special committee) at least that number of directors that is proportionate to the aggregate voting power represented by the shares of stock beneficially owned by Vivendi (subject to a minimum of three independent directors on the board). We have also agreed in the investment agreement that Vivendi will have the right to designate the chairman of our board of directors, our chief executive officer and our chief financial officer. Except for the two current independent directors, our seven person board of directors is comprised entirely of Vivendi designees. Furthermore, the bank credit facility requires Vivendi to maintain its support of Aqua Alliance, including a minimum 48% voting equity ownership interest in Aqua Alliance and its right to designate at least 48% of our board of directors as well as our chief executive officer and our chief financial officer. Also, pursuant to the investment agreement and our recapitalization agreement with Vivendi, Vivendi has agreed on behalf of itself and its affiliates that, for so long as Vivendi and its affiliates are our largest stockholder, we will be Vivendi's exclusive vehicle in the United States, its possessions and its territories for water management and wastewater management and air pollution activities, provided that the foregoing will not apply to any acquisition or investment by Vivendi or any of its affiliates of a privately-owned, publicly-traded or publicly-owned company in the water utility sector whose primary business is the production, distribution and/or sale of potable, fire, bulk, draining or irrigation water ("Water Utility") nor to Vivendi's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation (such Water Utilities, Consumers Water Company and Philadelphia Suburban Corporation are referred to in this paragraph as the "Water Businesses"). Vivendi also has agreed, pursuant to the investment agreement and the recapitalization agreement, to, and to cause its affiliates to, assist us in developing our water management and wastewater management activities in both Canada and Mexico, subject to contractual agreements as of March 30, 1994, and taking into account our interests and the interests of Vivendi and its affiliates. Vivendi also has agreed, pursuant to the investment agreement and the recapitalization agreement, to offer, and to cause its affiliates to offer, us an active participation in any proposed water management or wastewater management activities by Vivendi or any of its affiliates in the United States (excluding the Water Businesses), which investment is too capital intensive for us to undertake on a stand-alone basis. Also, pursuant to the investment agreement and the recapitalization agreement, Vivendi has agreed that in the event Vivendi or any of its affiliates acquires control of a Water Business which is also engaged in wastewater activities similar to those conducted by us as of the date the investment agreement was entered into, then Vivendi or that affiliate will use reasonable efforts to cause, subject to the fiduciary duties of the board of directors of that Water Business and other applicable regulatory standards, that Water Business to offer to us the opportunity to obtain "operating and maintenance" contracts with the wastewater management business of that Water Business and the opportunity to obtain new engineering contracts with that Water Business, in each case, on terms which are commercially reasonable in the judgment of that Water Business, provided that the foregoing does not apply to any existing business of Consumers Water Company or Philadelphia Suburban Corporation as of the date the investment agreement was entered into. Pursuant to the investment agreement, Vivendi and its affiliates have the right to engage in transactions with us and our affiliates, including the acquisition of securities, subject to approval, in the event the transaction has an aggregate value in excess of $1,000,000, of a majority of the independent directors or a special committee thereof. Moreover, pursuant to the recapitalization agreement, until March 4, 2001, Vivendi has agreed not to effect a "short-form" merger of Aqua Alliance without approval of a majority of the independent directors.

  As a result of its ownership interest, representation on our board of directors and its other business relationships with us, Vivendi exercises significant influence on us and our governance structure. There can be no assurance that the interests of Vivendi will be the same as those of our other stockholders. In addition, Vivendi's controlling ownership interest in us may tend to deter non-negotiated tender offers or other efforts to obtain control of us and thereby preclude stockholders from having the opportunity to sell shares at prices higher than those otherwise prevailing.

  On March 22, 1999, Vivendi announced that it had agreed to acquire United States Filter Corporation. USFilter is the leading global provider of commercial, industrial, municipal and residential water and wastewater treatment systems, products and services. USFilter is also a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. On April 1, 1999, Vivendi submitted to members of a special committee of our board of directors a proposal to take us private for $2.00 per share in cash for each outstanding share of class A common stock. The formation of the special committee, composed of our two independent directors, has been formally authorized by our board of directors for the purpose of examining issues arising from the announcement on March 22 by Vivendi that it had agreed to acquire USFilter. Six purported class action complaints relating to Vivendi's April 1 proposal have been filed in the Delaware Court of Chancery against us, Vivendi, Vivendi North America Company or Vivendi North America Operations, and each of the members of our board of directors. See "--We have potential litigation liability."

We are prohibited from paying dividends on the class A common stock

  We have never paid cash dividends on the class A common stock, and we currently intend to retain our earnings, if any, to finance the growth and development of our business and do not expect to pay dividends on the class A common stock in the foreseeable future. In addition, our bank credit facility prohibits us from declaring or paying cash dividends on the class A common stock. See "--Our bank credit facility imposes restrictions on us and is scheduled to expire in December 1999."

There are market risks associated with the class A common stock

  The warrant exercise price of $2.50 per share of class A common stock represents a premium of approximately 57.3% over the average closing price of $1.590 for the class A common stock as reported on the American Stock Exchange for the 30 consecutive trading day period ending on March 31, 1999.

The market price of our class A common stock has been volatile in recent years. Factors such as quarter-to-quarter variations in our revenues and results of operations and liquidity have caused and are expected to continue to cause the market price of our securities to fluctuate significantly. In addition, in recent years the stock markets have experienced significant volatility, which often may be unrelated to the operating performance of the affected companies. Such volatility may also adversely affect the market price of our securities. There can be no assurance that the market price of the class A common stock will not decline during the period warrants are outstanding or that a holder will be able to sell shares purchased upon the exercise of warrants at a price equal to or greater than the exercise price.

There are restrictions on your ability to exercise your warrants

  Holders of warrants will be able to exercise their warrants only if:

  either

  . a registration statement is then in effect and we have delivered to each person exercising a warrant a current prospectus meeting the requirements of the Securities Act, or

  . the exercise of the warrants is exempt from the registration requirements of the Securities Act,

  and

  . the shares underlying the warrants are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the warrants reside.

  Under the terms of the warrant agreement, subject to some specified periods, we are required to use our commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the expiration or exercise of all warrants in order to permit the prospectus included in the registration statement to be lawfully delivered. The warrants expire on March 11, 2001. See "Description of warrants--Registration of shares underlying warrants." There can be no assurance that we will be able to keep the registration statement continuously effective until all of the warrants have been exercised or have expired.

                                Use of proceeds

  We currently intend to utilize the aggregate gross proceeds of up to $9,872,747.50, assuming all of the warrants are exercised, to fund general corporate purposes.

                    Determination of warrant exercise price

  Each warrant, when exercised, entitles the holder to acquire one share of class A common stock at a price of $2.50 per share. We may adjust the warrant exercise price and the number of shares issuable upon exercise of a warrant in some cases, as described in the warrant agreement and in this prospectus. See "Description of warrants--Adjustments." The warrants were issued to rights holders (other than Vivendi and its subsidiaries) who exercised rights in our recently completed rights offering. The rights offering was a part of our recently completed recapitalization.

  The warrant exercise price was determined through arm's-length negotiation between Vivendi and the special committee of our board of directors formed in connection with our recently completed recapitalization. The exercise price represents a premium of approximately 66.7% over the last sale price of the class A common stock on the American Stock Exchange on the last trading day immediately prior to the announcement of the recapitalization and a premium of approximately 57.3% over the average daily closing price of $1.590 for the class A common stock as reported on the American Stock Exchange for the 30 consecutive trading day period ending on March 31, 1999.

                                   Dilution

  We currently have a negative tangible net worth. The negative net tangible book value of the shares of class A common stock as of April 30, 1999 was approximately ($126,058,000), or ($0.68) per share. "Net tangible book value" per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of class A common stock outstanding. Assuming the exercise of all warrants and our receipt of gross proceeds of approximately $9,873,000, the pro forma negative net tangible book value of the shares of class A common stock as of April 30, 1999 would have been approximately ($116,185,000), or ($0.61) per share, representing an immediate and substantial dilution of ($3.11) per share. The following table illustrates the per share dilution:

                                                                 Dilution
                                                                 assuming
                                                                exercise of
                                                               all warrants
                                                               --------------
Exercise price of warrants....................................          $2.50
  Net negative tangible book value per share before exercise of any warrants.............................................. $(0.68)
  Increase per share attributable to warrant holders
 exercising warrants..........................................   0.07
                                                               ------
Pro forma net tangible book value per share after exercise of
 all warrants.................................................          (0.61)
                                                                       ------
Dilution to warrant holders exercising warrants(1)............         $(3.11)
                                                                       ======

--------
(1) Dilution is determined by subtracting the pro forma negative net tangible book value per share from the warrant exercise price of $2.50.

                            Description of warrants

  The warrants were issued pursuant to our warrant agreement with First Chicago Trust Company of New York as warrant agent. The following summary of certain provisions of the warrant agreement and the warrants may not contain all of the information that is important to you and is qualified in its entirety by reference to the warrant agreement and the warrants, including the definitions in the warrant agreement of some terms. The warrant agreement is substantially in the form of the warrant agreement filed as an exhibit to the registration statement of which this prospectus is a part.

General

  We issued 3,949,099 warrants which, when exercised, entitle the holders thereof to purchase, in the aggregate, up to 3,949,099 shares of class A common stock. The warrants were issued on March 11, 1998 in connection with our recently completed recapitalization.

  Each warrant, when exercised, entitles the holder thereof to acquire, at any time before March 11, 2001, one share of class A common stock at an exercise price of $2.50 per share. See "Determination of warrant exercise price." The warrant exercise price and the number of shares issuable on exercise of a warrant may be adjusted by us in certain cases referred to below. Unless exercised, the warrants will expire on March 11, 2001.

  Subject to the limitations set forth below under the caption "Registration of warrant shares," the warrants may be exercised at any time prior to March 11, 2001, by surrendering to us at the office of the warrant agent the certificates evidencing the warrants being exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the warrant exercise price. Payment of the warrant exercise price may be made in the form of cash or a certified or official bank check payable to the order of Aqua Alliance or, in the discretion of the warrant agent, by wire transfer of immediately available funds to an account designated by the warrant agent. Upon surrender of the warrant certificate and payment of the warrant exercise price, the warrant agent will deliver or cause to be delivered, to or upon the written order of the holder, a stock certificate representing the number of whole warrant shares or other securities or property to which the holder is entitled under the warrant agreement and the warrants. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

  No fractional share of class A common stock will be issued upon exercise of the warrants. If any fraction of a share of class A common stock would otherwise be issuable upon the exercise of any warrants or a specified portion of any warrants, we will pay an amount in cash equal to the current market price per share of class A common stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by the fraction, computed to the nearest whole U.S. cent. Alternatively, warrant holders may elect to purchase full shares of class A common stock by delivering an appropriate amount of cash.

  Warrant certificates will be issued in registered form only, and no service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration, transfer or exchange of warrant certificates.

  Warrant holders will not, by virtue of being warrant holders, have any rights as stockholders of Aqua Alliance. Warrant holders have no right to vote on matters submitted to our stockholders and have no right to receive dividends. Warrant holders are not entitled to share in our assets in the event of liquidation, dissolution or winding up of our affairs.

  In the event of a taxable distribution to holders of class A common stock which results in an adjustment to the number of shares of class A common stock or other consideration for which a warrant may be exercised, warrant holders may, in certain circumstances, be considered to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States federal income tax considerations."

Adjustments

  The number of shares of class A common stock purchasable upon the exercise of the warrants and the warrant exercise price both will be subject to adjustment in certain events, subject to certain exceptions, including

  . the payment by us of dividends and other distributions on class A common stock payable in class A common stock or other shares of our capital stock,

  . subdivisions, combinations, exchanges, split-ups, reorganizations and reclassifications of class A common stock,

  . the issuance of rights, options or warrants to subscribe for class A common stock, for a consideration per share of class A common stock which is less than the current market price per share of class A common stock and

  . the distribution to all holders of class A common stock of any of our assets.

  No adjustment in the warrant exercise price will be required unless the adjustment would require an increase or decrease of at least one percent in the warrant exercise price. Any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  If we consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, upon consummation of such transaction, the warrants will automatically become exercisable for the kind and amount of securities, cash or other assets which the warrant holder would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the warrant immediately before the effective date of the transaction. No consolidation, merger, transfer or lease will be effected unless the successor company, if other than us, assumes by written instrument the obligation to issue securities, cash or other assets as stated above.

Registration of shares underlying warrants

  Warrant holders will be able to exercise their warrants only if:

  . the registration statement is then in effect and we have delivered to each person exercising a warrant a current prospectus meeting the requirements of the Securities Act, or

  . the exercise of the warrants is exempt from the registration requirements of the Securities Act,

  and

  . the shares are underlying the warrants qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the warrants reside.

  Subject to the periods described in the warrant agreement, we will use our commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the expiration or exercise of all warrants in order to permit the prospectus included in the registration statement to be lawfully delivered.

  Notwithstanding the foregoing, if an event occurs and is continuing and as a result of that event the registration statement, any related prospectus or any document incorporated by reference in that registration statement or prospectus would, in our good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and we determine in our good faith judgment that the disclosure of that event at that time would have a material adverse effect on our business, operations or prospects or the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed, we will not be required to amend or supplement the registration statement, any related prospectus or any document incorporated by reference in that registration statement or prospectus, for a period not to exceed the shorter of the period ending on the date the information responsible for that period is disclosed to the public and sixty days. Only two of these periods may occur during any period of 135 consecutive days, none of these periods may be in effect during the six months prior to March 11, 2001, and there will be no more than three of these periods during the term of the warrants.

  In addition, we will not be required to amend or supplement the registration statement, any related prospectus or any document incorporated by reference in that registration statement or prospectus if we determine in our good faith judgment that the current market price per share of the class A common stock is substantially below the warrant exercise price such that exercise of the warrants is unlikely to occur, for a period continuing until the time that we determine in our good faith judgment that exercise of the warrants appears likely. During this period we will monitor the current market price per share of the class A common stock and will not permit the exercise of any warrant unless we have delivered to each person exercising a warrant a current prospectus meeting the requirements of Section 10(a) of the Securities Act. See "Risk factors--There are restrictions on your ability to exercise your warrants."

Transfer restrictions; listing

  The warrants are freely transferable and are listed on the American Stock Exchange under the symbol "AAI.WS." We will use our commercially reasonable efforts to maintain the listing of the warrants and the class A common stock upon each national securities exchange or automated quotation system, if any, upon which the shares of class A common stock are then listed, so long as any other shares of class A common stock will be so listed or quoted.

Authorized shares

  We have authorized for issuance and have reserved a sufficient number of authorized shares of class A common stock to permit the exercise of all the warrants issued. These shares of class A common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue of these shares, other than any tax, lien, charge or security interest imposed upon or granted by the holder of the class A common stock.

Amendment

  From time to time, we and the warrant agent, without the consent of the warrant holders, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the warrant holders will require the written consent of the holders of a majority of the then outstanding warrants, excluding warrants held by us or any of our affiliates. The consent of each holder of the warrants affected will be required for any amendment pursuant to which the warrant exercise price would be increased or the number of shares underlying the warrants purchasable upon exercise of warrants would be decreased, other than pursuant to adjustments provided in the warrant agreement.

Governing law

  The warrant agreement and the warrants are governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.

  The warrants are listed on the American Stock Exchange under the symbol "AAI .WS".

  The warrant agent is First Chicago Trust Company of New York.

                         Description of capital stock

  The following summary of the capital stock summarizes some material elements of our restated certificate of incorporation. The summary may not contain all the information that is important to you and is qualified in its entirety by reference to the certificate of incorporation, a copy of which is on file with the SEC. See "Where you can find more information about us."

  We are authorized by our certificate of incorporation to issue 260,000,000 shares of common stock, par value $.001 per share, and 2,500,000 shares of preferred stock, par value $.01 per share. As of June 1, 1999, 185,176,527 shares of class A common stock were issued and outstanding.

Class A common stock

  Holders of issued and outstanding shares of class A common stock are entitled to one vote for each share they hold.

  Holders of the class A common stock are entitled to receive dividends as may from time to time be declared by our board of directors. We have not paid cash dividends on the class A common stock in recent years, and do not expect to pay dividends in the foreseeable future. In addition, our bank credit facility prohibits us from declaring or paying cash dividends on the class A common stock. See "Risk factors--We are prohibited from paying dividends on the class A common stock."

  The outstanding shares of class A common stock are listed on the American Stock Exchange under the symbol "AAI".

  The transfer agent and registrar for the class A common stock is First Chicago Trust Company of New York.

Preferred stock

  Shares of our preferred stock may be issued from time to time in one or more classes or series with designations or titles as fixed by our board of directors. Each class or series of preferred stock will have the voting powers, full or limited, or no voting powers, and the preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions, as determined by our board of directors, in accordance with the laws of the State of Delaware. There are currently no issued and outstanding shares of preferred stock.

Conversion of convertible debentures

  Currently $115 million principal amount of our convertible debentures are outstanding. Any convertible debenture or any portion of the principal amount of any convertible debenture which is $1,000 or a whole multiple of $1,000 may be converted into shares of class A common stock at a conversion price of $30.00 per share, subject to adjustments. The convertible debentures are redeemable in whole or in part at our option for cash at a redemption price of 101.6% of the principal amount in 1998 reducing to 100% of the principal amount in 2000, together with accrued interest to the redemption date. The convertible debentures require equal annual sinking fund payments beginning May 15, 2000, which are calculated to retire 75% of the convertible debentures prior to maturity.

             Certain United States federal income tax consequences

  The following summary sets forth the material United States federal income tax consequences of the exercise and disposition of the warrants, and of the receipt, ownership, and disposition of the shares of class A common stock underlying the warrants, to United States holders under present law. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly on a retroactive basis. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the United States federal income tax laws (for example, persons deemed to hold directly or indirectly 10% or more of our stock, banks, dealers in securities, life insurance companies, tax exempt organizations, foreign taxpayers or persons holding our stock as part of a straddle or conversion transaction), nor does it discuss any aspect of state, local or foreign income or other tax laws. This discussion is limited to United States holders of class A common stock who hold the stock as a capital asset. For purposes of this discussion, a United States holder is a holder that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized under the laws of the United States or any political subdivision of the United States,
(3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States trustees or fiduciaries have the authority to control all substantial decisions of the trust.

  Upon the exercise of a warrant, a warrant holder will not recognize gain or loss (except to the extent of cash, if any, received in lieu of the issuance of fractional shares in which case the amount and character of which will be determined as if such holder had received such fractional shares and immediately had them redeemed by us for cash) and will have a tax basis in the shares acquired (including fractional shares in lieu of which cash is received) by that exercise equal to that holder's tax basis in the exercised warrant (which, in the case of an initial holder, will equal the portion of the subscription price properly allocable to that warrant, as described above) plus the warrant exercise price. The holding period of the shares so acquired will commence on the day after the date of exercise of the warrant. If any cash is received in lieu of fractional shares, the warrant holder will recognize gain or loss, the amount and character of which will be determined as if that holder had received those fractional shares and then immediately had them redeemed by the us for cash. Similarly, upon the sale of shares received upon exercise of a warrant, a warrant holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the holder's tax basis in the shares. In the case of some non-corporate taxpayers, that capital gain, if any, generally will be subject to a maximum U.S. federal income tax rate of (i) 28% if the holder's holding period is more than one year but not more than eighteen months and (ii) 20% if the holding period is more than eighteen months. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  The sale of a warrant will generally result in the recognition of capital gain or loss to the warrant holder in an amount equal to the difference between the amount realized and the holder's tax basis in the warrant (which, in the case of an initial holder, will equal the portion of the subscription price properly allocable to the warrant, as described above).

  If a warrant expires unexercised, a warrant holder will recognize a capital loss equal to the holder's tax basis in the warrant.

  Under Section 305 of the Internal Revenue Code, adjustments to the exercise price or conversion ratio of the warrants which may occur under certain circumstances, or the failure to make these adjustments, may result in the receipt of taxable constructive dividends by a warrant holder to the extent of our current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property.

  The foregoing summary is included for general information only. Accordingly, each holder is urged to consult with his or her own tax advisor with respect to the tax consequences of the ownership, exercise and disposition of the warrants, and of the receipt, ownership and disposition of the shares of class A common stock underlying the warrants on his or her own particular tax situation, including the application and effect of state, local and foreign income and other tax laws.

                                 Legal matters

  The validity of the authorization and issuance of the class A common stock offered by this prospectus has been passed upon by Douglas A. Satzger, Esq., our immediate past Senior Vice President, General Counsel and Secretary.

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You should rely only on the information contained in this document or that we have referred you to. We have not authorized any other person to provide you with different information. This prospectus may be delivered to you after the date of this prospectus. However, you should realize that the affairs of Aqua Alliance may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the notes in any jurisdiction in which such an offer or solicitation is not authorized.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this prospectus......................................................   2
Where you can find more information about us...............................   2
Prospectus summary.........................................................   4
Risk factors...............................................................   7
Use of proceeds............................................................  13
Determination of warrant exercise price....................................  13
Dilution...................................................................  13
Description of warrants....................................................  14
Description of capital stock...............................................  17
Certain United States federal income tax consequences......................  18
Legal matters..............................................................  19

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                              Aqua Alliance Inc.
                                (formerly named
                     Air & Water Technologies Corporation)

                              3,949,099 shares of
                             class A common stock
                    issuable upon the exercise of warrants

                                --------------

                                  PROSPECTUS

                                --------------
                                --------------

                               Dated      , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table sets forth expenses in connection with the issuance and distribution of the class A common stock upon exercise of warrants. All amounts shown are estimated:

   Warrant agent's fees and expenses..................................... $   *
   Transfer agent's fees and expenses....................................     *
   Accounting fees.......................................................     *
   Legal fees and expenses...............................................     *
   Printing fees.........................................................     *
   Miscellaneous.........................................................     *
                                                                          -----
     Total............................................................... $   *
                                                                          =====

--------
* To be supplied by amendment.

No additional securities are to be registered and the SEC registration fee previously has been paid. Therefore, no further SEC registration fee is required.

Item 15. Indemnification of Directors and Officers

  Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify its directors and officers against liabilities for certain of their acts.

  Article VIII of our by-laws provides, in substance, that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

  Our Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breaches of fiduciary duty as a director. This indemnification does not cover liability
(i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the General Corporation Law of the State of Delaware (liability for unlawful payment of dividend or unlawful stock purchase or redemption) or
(iv) for any transaction from which the director derived an improper personal benefit. The repeal or modification of this provision by the stockholders will not adversely affect any right or protection of a director which exists at the time of the repeal or modification with respect to acts or omissions which occurred prior to the repeal or modification. In addition, our directors and officers are beneficiaries under directors' and officers' insurance policies.

Item 16. Exhibits

 Exhibit
 Number                   Description of Document                    Location
 -------                  -----------------------                    --------
 4.01    Warrant Agreement, including Form of Warrant Certificate   (1)Ex. 4.01
         included as an exhibit thereto, between the Registrant
         and the Warrant Agent
 4.02(a) Indenture, dated as of May 15, 1990, between the               (2)
         Registrant and Midlantic National Bank, as Trustee
 4.02(b) Supplemental Indenture, dated as of February 23, 1998,         (3)
         between the Registrant and The Chase Manhattan Bank, as
         Trustee
 5.01    Opinion of Douglas A. Satzger re: validity of securities       (1)
 23.1    Consent of McGladrey & Pullen, LLP                              *
 24.1    Power of Attorney                                              (4)

--------
 (1) Previously filed as the similarly numbered exhibit (unless otherwise indicated) to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (No. 333-39115) filed with the Securities and Exchange Commission on January 29, 1998.
 (2) Incorporated by reference to Exhibit 4.05 to the Registrant's Registration Statement on Form S-1 (No. 33-33088), as amended, filed with the Securities and Exchange Commission on April 24, 1990.
 (3) Incorporated by reference to Exhibit 4.01 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1998, as filed with the Securities and Exchange Commission on March 17, 1998.
 (4) Included in the signature page to the Registrant's Registration Statement on Form S-1 (No. 333-39115) filed with the Securities and Exchange Commission on October 30, 1997.
 (*) Filed herewith.

Item 17. Undertakings

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus field with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule

14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wakefield, state of Massachusetts, on July 2, 1999.

                                          Aqua Alliance Inc.

                                                     /s/ Alain Brunais
                                          By: _________________________________
                                                 Alain Brunais Senior Vice
                                               President and Chief Financial
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

                 *                     Chairman of the Board of      July 2, 1999
______________________________________  Directors
          William V. Kriegel

                 *                     President, Chief Executive    July 2, 1999
______________________________________  Officer and Director
          Thierry M. Mallet             (Principal Executive
                                        Officer)

         /s/ Alain Brunais             Senior Vice President,        July 2, 1999
______________________________________  Chief Financial Officer
            Alain Brunais               and Director (Principal
                                        Accounting Officer)
                                        (Principal Financial
                                        Officer)

                 *                     Director                      July 2, 1999
______________________________________
          Jean-Claude Banon

                 *                     Director                      July 2, 1999
______________________________________
            Daniel Caille

                 *                     Director                      July 2, 1999
______________________________________
           Martha O. Hesse
                 *                     Director                      July 2, 1999
______________________________________
            John W. Morris

         /s/ Alain Brunais
*By: _________________________________
           Attorney-in-Fact

 Exhibit
 Number                    Description of Document                   Location
 -------                   -----------------------                   --------
  4.01     Warrant Agreement, including Form of Warrant             (1)Ex. 4.01
           Certificate included as an exhibit thereto, between
           the Registrant and the Warrant Agent

  4.02(a)  Indenture, dated as of May 15, 1990, between the             (2)
           Registrant and Midlantic National Bank, as Trustee

  4.02(b)  Supplemental Indenture, dated as of February 23, 1998,       (3)
           between the Registrant and The Chase Manhattan Bank,
           as Trustee
  5.01     Opinion of Douglas A. Satzger re: validity of                (1)
           securities

  23.1     Consent of McGladrey & Pullen, LLP                            *

  24.1     Power of Attorney                                            (4)

--------
 (1) Previously filed as the similarly numbered exhibit (unless otherwise indicated) to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (No. 333-39115) filed with the Securities and Exchange Commission on January 29, 1998.
 (2) Incorporated by reference to Exhibit 4.05 to the Registrant's Registration Statement on Form S-1 (No. 33-33088), as amended, filed with the Securities and Exchange Commission on April 24, 1990.
 (3) Incorporated by reference to Exhibit 4.01 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1998, as filed with the Securities and Exchange Commission on March 17, 1998.
 (4) Included in the signature page to the Registrant's Registration Statement on Form S-1 (No. 333-39115) filed with the Securities and Exchange Commission on October 30, 1997.
 (*) Filed herewith.